Exhibit 99.2

[Horace Mann Educators Corporation logo]

Dwayne D. Hallman Senior Vice President - Finance Horace Mann Educators Corporation (217) 788-5708 www.horacemann.com

HORACE MANN REPORTS RESULTS

FOR THIRD QUARTER

SPRINGFIELD, Ill., November 1, 2006 — Horace Mann Educators Corporation (NYSE:HMN) today reported net income of $19.4 million (43 cents per share) and $70.1 million ($1.55 per share) for the three and nine months ended September 30, 2006, respectively, compared to net income of $1.0 million (2 cents per share) and $61.2 million ($1.32 per share) for the same periods in 2005. Included in net income were net realized gains on securities of $0.8 million ($0.5 million after tax, or 1 cent per share) and $5.3 million ($3.4 million after tax, or 8 cents per share) for the three and nine months ended September 30, 2006, respectively, compared to net realized gains of $0.1 million ($0.1 million after tax, or less than 1 cent per share) and $9.1 million ($6.0 million after tax, or 12 cents per share) for the respective periods in 2005. All per-share amounts are stated on a diluted basis.

“Third quarter earnings exceeded our expectations in spite of experiencing higher than anticipated non-hurricane catastrophe losses, which adversely impacted the quarter by 10 cents per share,” said Louis G. Lower II, President and Chief Executive Officer. “Based on results for the first nine months of the year and our anticipation of continued favorable property and casualty loss trends, we are increasing our estimate of full year 2006 net income before realized investment gains and losses by 10 cents to between $1.90 and $2.05 per share.”

“Pretax income for the quarter exceeded prior year in all operating segments, and our growth initiatives continued to gain traction as well,” continued Lower. “While property and casualty written premium growth remains under pressure due to increased reinsurance costs and a decline in average written premium per policy, our auto line delivered sales increases of 7 percent in new autos insured, compared to last year’s third quarter. We continue to be encouraged by this leading indicator of growth, which included a 22 percent increase in sales units for new Horace Mann auto policyholders. This sales growth, along with continued improvements in retention, resulted in another sequential increase in total auto policies in force, driven primarily by growth in educator policies. At the same time, increased sales levels were also achieved in both annuity and life during the quarter.”

The company’s net income for the three months ended September 30, 2005 reflected a reduction in federal income tax of $6.4 million as a result of closing tax years 1998 through 2001 with favorable resolution of the contingent tax liabilities related to those four years. Net income for the nine months ended September 30, 2005 also reflected two related items recorded in the second quarter of 2005: a reduction in federal income tax expense of $2.7 million related to the resolution of tax years 1996 and 1997 and interest on income tax refunds of $1.4 million pretax, which was reflected as a reduction to operating expenses. No similar reductions to federal income tax expense were recorded in 2006.

Segment Earnings

Net income for the property and casualty segment increased $22.5 million ($34.1 million pretax) for the quarter and $19.4 million ($30.1 million pretax) for the nine months, compared to the same periods in 2005. Pretax catastrophe costs of $7.2 million incurred in the third quarter of 2006, due largely to hail and tornado damage in Minnesota, were $37.2 million less than the prior year, which included Hurricanes Katrina and Rita and other catastrophic storms. Favorable development of prior years’ reserves totaling $5.1 million was recorded in the current quarter, all of which was due to non-catastrophe reserves. Favorable reserve development of $6.2 million was recorded in the third quarter of 2005. Additional reinsurance costs, associated with the company’s enhanced property and casualty catastrophe reinsurance program, represented pretax decreases in both income and premiums of approximately $3 million and $9 million for the three and nine months ended September 30, 2006.

Annuity segment net income decreased $3.0 million compared to last year’s third quarter and $2.0 million compared to the first nine months of 2005, with both comparisons reflecting the benefit in 2005 of the favorable resolution of contingent tax liabilities and interest received on tax refunds. Pretax income in this segment exceeded prior year for both the third quarter and nine months, with the year-to-date comparison including a reduced level of amortization of deferred policy acquisition costs and value of acquired insurance in force in the current period. Life segment net income increased $2.0 million and $0.9 million compared to the third quarter and first nine months of 2005, respectively. Higher investment income was partially offset by increased mortality in the quarter.

Segment Revenues

The company’s premiums written and contract deposits increased 1 percent for the quarter and decreased 1 percent for the nine months compared to the prior year. The additional costs associated with the company’s enhanced property and casualty reinsurance program represented an $8.7 million decrease to current year-to-date premiums, while the first nine months of 2005 reflected a decrease of $8.9 million due to additional ceded premiums to reinstate its property and casualty reinsurance coverage following third quarter hurricane catastrophe recoveries. For property and casualty, year-to-date premiums written declined 1 percent, or $5.5 million, reflecting a slight decline in policies in force and a decrease in average auto premium per policy — primarily due to the continued improvement in the quality of this book of business.

Annuity new contract deposits increased slightly compared to the first nine months of 2005 due to growth in new scheduled annuity deposit receipts as well as single premium and rollover deposits. For the quarter, variable annuity deposits and deposits to fixed accounts each decreased 1 percent. For the nine months, variable annuity deposits increased 4 percent, while deposits to fixed accounts decreased 2 percent. Life segment insurance premiums and contract deposits were equal to the third quarter of 2005 and decreased 2 percent compared to the nine months ended September 30, 2005.

Sales and Distribution

Total new business sales increased in the third quarter and nine months compared to last year. New auto sales units increased 7 percent compared to both the third quarter and first nine months of 2005. The nine month increase in annuity new business reflected a 5 percent increase from the company’s career agents, including an increase in sales of partner products, partially offset by a decline in annuity new business from independent agents. Life new business increased 8 percent compared to the first nine months of 2005.

“We continue to be particularly encouraged by the accelerating growth in auto sales units, as well as total career agent sales for the quarter and nine months, which increased compared to the same periods in 2005. Positive results from initiatives such as the property and casualty Educator Segmentation (Pricing) Model and Product Management Organization, as well as the roll out of a new lineup of Horace Mann manufactured and branded life and annuity products, are continuing to drive improvements in average overall productivity per agent and setting the stage as we continue the implementation of our new Agent Business Model,” said Lower.

Horace Mann’s career agency force totaled 833 agents at September 30, 2006, comparable to the agent count for the prior quarter and 2 percent fewer than a year ago. The decline in the number of agents from year-end 2005 was due in part to the strategic restructuring of agencies in the catastrophe-prone areas of Florida and Louisiana.

Pension and Other Postretirement Benefits

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, effective for years ending after December 15, 2006. If the standard had been effective and adopted as of December 31, 2005, shareholders’ equity and book value per share would have increased by approximately $7 million and 16 cents, respectively, based on the company’s current interpretation and the most recent measurement date of the company’s defined benefit pension plan and postretirement benefit plan, and also incorporating the previously disclosed changes to its retiree health care benefit plan. SFAS No. 158 requires recognition in the statement of financial position of the funded status of defined benefit pension plans and other postretirement benefit plans, including all previously unrecognized actuarial gains and losses and unamortized prior service cost, as a component of accumulated other comprehensive income, net of tax. There is no impact on results of operations or cash flows.

Horace Mann — the largest national multiline insurance company focusing on educators’ financial needs — provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by educators for educators in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and the company’s past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.

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HORACE MANN EDUCATORS CORPORATION

Digest of Earnings and Highlights

(Dollars in Millions, Except Per Share Data)

	Quarter Ended September 30,			Nine Months Ended September 30,
	2006	2005	% Change	2006	2005	% Change
DIGEST OF EARNINGS
Net income	$19.4	$1.0		$70.1	$61.2	14.5%
Net income per share:
Basic	$0.45	$0.02		$1.63	$1.43	14.0%
Diluted (A)(B)	$0.43	$0.02		$1.55	$1.32	17.4%
Weighted average number of shares and equivalent shares:
Basic	43.0	42.9		43.0	42.9
Diluted (A)(B)	45.0	43.7		46.0	47.8
HIGHLIGHTS
Operations
Insurance premiums written and contract deposits (C)	$252.3	$248.8	1.4%	$723.9	$729.9	-0.8%
Return on equity (D)				15.0%	15.4%
Property & Casualty GAAP combined ratio	91.2%	116.5%		88.3%	95.3%
Effect of catastrophe costs on the Property & Casualty combined ratio	5.4%	33.0%		4.8%	11.6%
Experienced agents				589	586	0.5%
Financed agents				244	263	-7.2%
Total agents				833	849	-1.9%
Additional Per Share Information
Dividends paid	$0.105	$0.105	—	$0.315	$0.315	—
Book value (E)				$14.33	$13.61	5.3%
Financial Position
Total assets				$6,285.5	$6,027.1	4.3%
Short-term debt				—	—
Long-term debt				232.0	190.9
Total shareholders’ equity				616.4	584.8	5.4%

(A)	Effective December 31, 2004, the Company adopted EITF Consensus 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share”. Diluted per share information for all periods is presented on a basis consistent with this consensus. Prior to the repurchases in 2006, the Company’s Senior Convertible Notes represented 4.3 million equivalent shares and had annual interest expense of $2.7 million after tax. For the three and nine months ended September 30, 2006, respectively, the Senior Convertible Notes represented 1.3 million and 2.3 million equivalent shares and had after tax interest expense of $0.2 million and $1.1 million, respectively.

(B)	As prescribed by generally accepted accounting principles, the quarter earnings per share amounts were computed discretely and the antidilutive effects of potential common shares outstanding were excluded from weighted average shares and equivalent shares - diluted for the third quarter of 2005. Accordingly, the sum of the per share amounts for the three quarters of 2005 does not equal the year-to-date per share amount.

(C)	As a result of catastrophes in the third quarter of 2005, the Company incurred $8.9 million of additional ceded premiums to reinstate its property and casualty catastrophe reinsurance coverage. Excluding these reinstatement premiums from 2005, the percentage changes were -2.1% and -2.0% for the three and nine months ended September 30, 2006, respectively.

(D)	Based on trailing 12-month net income and average quarter-end shareholders’ equity.

(E)	Before the fair value adjustment for investments, book value per share was $14.17 at September 30, 2006 and $12.56 at September 30, 2005. Ending shares outstanding were 43,026,839 at September 30, 2006, 42,972,028 at December 31, 2005 and 42,961,628 at September 30, 2005.

HORACE MANN EDUCATORS CORPORATION

Statements of Operations and Supplemental GAAP Consolidated Data

(Dollars in Millions)

	Quarter Ended September 30,			Nine Months Ended September 30,
	2006	2005	% Change	2006	2005	% Change
STATEMENTS OF OPERATIONS
Insurance premiums written and contract deposits (A)	$252.3	$248.8	1.4%	$723.9	$729.9	-0.8%
Insurance premiums and contract charges earned (A)	$162.7	$158.4	2.7%	$487.3	$494.9	-1.5%
Net investment income	53.1	48.9	8.6%	154.8	144.9	6.8%
Net realized investment gains	0.8	0.1		5.3	9.1
Total revenues	216.6	207.4	4.4%	647.4	648.9	-0.2%
Benefits, claims and settlement expenses	102.2	130.6		292.9	328.6
Interest credited	31.0	29.4		91.1	86.1
Policy acquisition expenses amortized	18.1	17.2		54.7	54.4
Operating expenses	32.8	35.0	-6.3%	95.3	95.8	-0.5%
Amortization of intangible assets	1.3	1.2		4.2	4.3
Interest expense (B)	3.6	2.3		9.4	6.6
Total benefits, losses and expenses	189.0	215.7	-12.4%	547.6	575.8	-4.9%
Income (loss) before income taxes	27.6	(8.3)		99.8	73.1	36.5%
Income tax expense (benefit) (C)	8.2	(9.3)		29.7	11.9
Net income	$19.4	$1.0		$70.1	$61.2	14.5%
ANALYSIS OF PREMIUMS WRITTEN AND CONTRACT DEPOSITS
Property & Casualty
Automobile and property (voluntary)	$138.4	$134.7	2.7%	$396.7	$403.5	-1.7%
Involuntary and other property & casualty	9.2	8.4		11.0	9.7
Total Property & Casualty	147.6	143.1	3.1%	407.7	413.2	-1.3%
Annuity deposits	79.7	80.7	-1.2%	241.1	240.2	0.4%
Life	25.0	25.0	—	75.1	76.5	-1.8%
Total	$252.3	$248.8	1.4%	$723.9	$729.9	-0.8%
ANALYSIS OF SEGMENT NET INCOME (LOSS)
Property & Casualty	$14.5	$(8.0)		$53.3	$33.9	57.2%
Annuity	3.4	6.4	-46.9%	9.9	11.9	-16.8%
Life	4.0	2.0	100.0%	11.0	10.1	8.9%
Corporate and other (D)	(2.5)	0.6		(4.1)	5.3
Net income	19.4	1.0		70.1	61.2	14.5%
Catastrophe costs, after tax, included above (E)	(4.7)	(28.9)		(12.5)	(31.8)

(A)	See additional information on page 1 regarding the effects of property and casualty catastrophe reinsurance reinstatement premiums.

(B)	The three and nine months ended September 30, 2006 included gains of $0.1 million and $0.2 million, respectively, as a result of repurchasing a portion of the1.425% Senior Convertible Notes due 2032. The nine months ended September 30, 2005 included costs of $0.5 million as a result of retiring the 6 5/8% Senior Notes due 2006.

(C)	The three and nine months ended September 30, 2005 reflected reductions of $6.4 million and $9.1 million, respectively, as a result of closing tax years 1998 through 2001 in the third quarter and tax years 1996 and 1997 in the second quarter with favorable resolution of the contingent tax liabilities. The Company also received interest on income tax refunds of $1.4 million pretax in the second quarter of 2005 reflected as a reduction to year-to-date Operating Expenses above.

(D)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments. See detail for this segment on page 4.

(E)	Includes allocated loss adjustment expenses and catastrophe reinsurance reinstatement premiums. See also page 3.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview

(Dollars in Millions)

	Quarter Ended September 30,			Nine Months Ended September 30,
	2006	2005	% Change	2006	2005	% Change
PROPERTY & CASUALTY
Premiums written	$147.6	$143.1	3.1%	$407.7	$413.2	-1.3%
Premiums earned	133.6	130.3	2.5%	400.8	409.9	-2.2%
Net investment income	8.9	8.3	7.2%	25.8	24.7	4.5%
Losses and loss adjustment expenses (LAE)	89.9	119.4		257.6	296.2
Operating expenses (includes policy acquisition expenses amortized)	31.9	32.6	-2.1%	94.2	93.7	0.5%
Income (loss) before tax	20.7	(13.4)		74.8	44.7	67.3%
Net income (loss)	14.5	(8.0)		53.3	33.9	57.2%
Net investment income, after tax	7.3	7.1	2.8%	21.6	21.0	2.9%
Catastrophe costs, after tax (A)	4.7	28.9		12.5	31.8
Catastrophe losses and LAE, before tax (B) (C)	7.2	35.5		18.6	39.5
Reinsurance reinstatement premiums, before tax	—	8.9		0.6	9.4
Operating statistics:
Loss and loss adjustment expense ratio	67.3%	91.6%		64.3%	72.3%
Expense ratio	23.9%	24.9%		24.0%	23.0%
Combined ratio	91.2%	116.5%		88.3%	95.3%
Effect of catastrophe costs on the combined ratio (B)	5.4%	33.0%		4.8%	11.6%
Automobile and property detail:
Premiums written (voluntary) (D)	$138.4	$134.7	2.7%	$396.7	$403.5	-1.7%
Automobile	93.0	96.2	-3.3%	277.4	288.6	-3.9%
Property	45.4	38.5	17.9%	119.3	114.9	3.8%
Premiums earned (voluntary) (D)	131.2	128.3	2.3%	393.0	403.5	-2.6%
Automobile	91.9	96.3	-4.6%	276.8	291.2	-4.9%
Property	39.3	32.0	22.8%	116.2	112.3	3.5%
Policies in force (voluntary) (in thousands)				796	799	-0.4%
Automobile				531	532	-0.2%
Property				265	267	-0.7%
Voluntary automobile operating statistics:
Loss and loss adjustment expense ratio	69.8%	64.6%		64.5%	67.4%
Expense ratio	24.5%	24.5%		24.3%	23.1%
Combined ratio	94.3%	89.1%		88.8%	90.5%
Effect of catastrophe costs on the combined ratio (B)	1.8%	4.5%		0.8%	1.7%
Total property operating statistics:
Loss and loss adjustment expense ratio	58.3%	171.2%		61.4%	82.5%
Expense ratio	23.8%	27.3%		24.1%	23.2%
Combined ratio	82.1%	198.5%		85.5%	105.7%
Effect of catastrophe costs on the combined ratio (B)	14.1%	121.4%		14.7%	37.2%
Prior years’ reserves favorable (adverse) development, pretax
Voluntary automobile (B)	$3.8	$4.7		$17.3	$5.3
Total property (B)	1.3	1.5		(0.1)	2.5
Other property and casualty	—	—		—	—
Total (B)	5.1	6.2		17.2	7.8

(A)	Includes allocated loss adjustment expenses and catastrophe reinsurance reinstatement premiums.

(B)	The nine months ended September 30, 2006 include development of prior years’ reserves for catastrophe losses and LAE in captions related to catastrophe costs as well as captions related to prior years’ reserve development as follows: total property and casualty, unfavorable development of $1.4 million; voluntary automobile, favorable development of $1.5 million; and total property, unfavorable development of $2.9 million.

(C)	The three and nine months ended September 30, 2006 reflect a reduction of $0.8 million and $2.0 million, respectively, due to recoupment from policyholders of assessments previously paid by the Company to the Florida Citizens Property Insurance Corporation (“Florida Citizens”) and the Louisiana Citizens Fair and Coastal Plans. Amounts for the three and nine months ended September 30, 2005 included the Company’s $1.8 million assessment from Florida Citizens.

(D)	Amounts are net of additional ceded premiums to reinstate the Company's property and casualty catastrophe reinsurance coverage as quantified above.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview

(Dollars in Millions)

	Quarter Ended September 30,			Nine Months Ended September 30,
	2006	2005	% Change	2006	2005	% Change
ANNUITY
Contract deposits	$79.7	$80.7	-1.2%	$241.1	$240.2	0.4%
Variable	30.0	30.4	-1.3%	102.2	98.3	4.0%
Fixed	49.7	50.3	-1.2%	138.9	141.9	-2.1%
Contract charges earned	5.0	4.6	8.7%	14.6	13.3	9.8%
Net investment income	30.4	28.4	7.0%	89.1	84.0	6.1%
Net interest margin (without realized gains)	8.5	7.7	10.4%	24.9	23.6	5.5%
Mortality gain (loss) and other reserve changes	(0.6)	(0.5)		(0.7)	(0.4)
Operating expenses (includes policy acquisition expenses amortized)	7.4	6.9	7.2%	21.7	21.5	0.9%
Amortization of intangible assets	0.9	0.9		3.1	3.2
Income before tax	4.6	4.0	15.0%	14.0	11.8	18.6%
Net income (A)	3.4	6.4	-46.9%	9.9	11.9	-16.8%
Pretax income increase (decrease) due to valuation of:
Deferred policy acquisition costs	$—	$0.4		$(0.2)	$(2.0)
Value of acquired insurance in force	—	0.1		(0.1)	(0.3)
Guaranteed minimum death benefit reserve	(0.1)	(0.3)		—	(0.4)
Annuity contracts in force (in thousands)				163	160	1.9%
Accumulated value on deposit				$3,470.1	$3,229.5	7.5%
Variable				1,414.0	1,292.4	9.4%
Fixed				2,056.1	1,937.1	6.1%
Annuity accumulated value retention - 12 months
Variable accumulations				91.2%	92.0%
Fixed accumulations				93.8%	94.9%
LIFE
Premiums and contract deposits	$25.0	$25.0	—	$75.1	$76.5	-1.8%
Premiums and contract charges earned	24.1	23.5	2.6%	71.9	71.7	0.3%
Net investment income	13.6	12.4	9.7%	39.7	36.8	7.9%
Income before tax	6.0	4.4	36.4%	17.0	17.0	—
Net income	4.0	2.0	100.0%	11.0	10.1	8.9%
Pretax income increase (decrease) due to valuation of:
Deferred policy acquisition costs	$(0.1)	$0.1		$0.1	$0.6
Life policies in force (in thousands)				232	242	-4.1%
Life insurance in force				$13,235	$13,202	0.2%
Lapse ratio - 12 months
(Ordinary life insurance)				6.0%	6.6%
CORPORATE AND OTHER (B)
Components of gain (loss) before tax:
Net realized investment gains	$0.8	$0.1		$5.3	$9.1
Interest expense	(3.6)	(2.3)		(9.4)	(6.6)
Other operating expenses	(0.9)	(1.1)		(1.9)	(2.9)
Income (loss) before tax	(3.7)	(3.3)		(6.0)	(0.4)
Net income (loss) (C)	(2.5)	0.6		(4.1)	5.3

(A)	The three and nine months ended September 30, 2005 reflected a reduction in federal income tax of $3.6 million as a result of closing tax years 1998 through 2001 in the third quarter with favorable resolution of the contingent tax liabilities. Net income for the nine months ended September 30, 2005 also benefited by $0.6 million from interest on federal income tax refunds received in the second quarter of 2005.

(B)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments.

(C)	The three and nine months ended September 30, 2005 reflected reductions in federal income tax of $2.8 million and $5.5 million, respectively, as a result of closing tax years 1998 through 2001 in the third quarter and tax years 1996 and 1997 in the second quarter with favorable resolution of the contingent tax liabilities.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview

(Dollars in Millions)

	Quarter Ended September 30,			Nine Months Ended September 30,
	2006	2005	% Change	2006	2005	% Change
INVESTMENTS
Annuity and Life
Fixed maturities, at market (amortized cost 2006, $3,043.7; 2005, $2,876.5)				$3,049.7	$2,944.2
Short-term investments				15.5	31.8
Short-term investments, securities lending collateral				378.1	350.2
Policy loans and other				94.3	86.9

Total Annuity and Life investments				3,537.6	3,413.1	3.6%
Property & Casualty
Fixed maturities, at market (amortized cost 2006, $751.3; 2005, $749.8)				756.7	756.5
Short-term investments				9.6	9.2
Short-term investments, securities lending collateral				13.4	20.1
Other				2.8	0.6

Total Property & Casualty investments				782.5	786.4	-0.5%
Corporate investments				37.0	6.0
Total investments				4,357.1	4,205.5	3.6%
Net investment income
Before tax	$53.1	$48.9	8.6%	$154.8	$144.9	6.8%
After tax	36.2	33.5	8.1%	105.5	99.1	6.5%
Net realized investment gains (losses) by investment portfolio included in
Corporate and Other segment income
Property & Casualty	$(0.3)	$0.2		$(0.1)	$2.3
Annuity	0.5	—		2.9	7.9
Life	0.6	(0.1)		2.5	(1.1)
Corporate and Other	—	—		—	—

Total, before tax	0.8	0.1		5.3	9.1
Total, after tax	0.5	0.1		3.4	6.0
Per share, diluted	$0.01	$—		$0.08	$0.12